================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          First State Bancorporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          First State Bancorporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[_ ]

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

                          FIRST STATE BANCORPORATION
                               7900 JEFFERSON NE
                        ALBUQUERQUE, NEW MEXICO  87109

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      ___________________________________


                                April 30, 1998

TO THE SHAREHOLDERS OF FIRST STATE BANCORPORATION:

     The annual meeting of shareholders of First State Bancorporation, a New Mexico corporation, will be held on Friday, June 5, 1998, at 2:00 p.m. local time in the Crowne Plaza Pyramid, 5151 San Francisco Road NE, Albuquerque, New Mexico, for the following purposes:

      1. To elect 3 directors to hold office for a term ending at the 2001 annual meeting or until their successors are duly elected and qualified.

      2. To approve an amendment to the First State Bancorporation 1993 Stock Option Plan (the "Plan") to increase the number of shares available for grant from 225,000 to 400,000.

      3. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the year ending December 31, 1998.

      4. To transact any other business which properly comes before the meeting or any adjournment.


     All shareholders of record on the Company's transfer books as of the close of business on April 24, 1998, are entitled to vote at the annual meeting. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Company shareholder at 7900 Jefferson NE, Albuquerque, New Mexico, for purposes germane to the annual meeting, during normal business hours for a period of ten days prior to the annual meeting.

Please read the attached proxy statement carefully. PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD AUTHORIZING REPRESENTATIVES OF THE COMPANY'S MANAGEMENT TO VOTE ON YOUR BEHALF AT THE MEETING.

                                    By the order of the Board
                                    of Directors

                                    FIRST STATE BANCORPORATION



                                    Michael R. Stanford
                                    President

                          FIRST STATE BANCORPORATION
                               7900 JEFFERSON NE
                        ALBUQUERQUE, NEW MEXICO  87109

                                April 30, 1998

                                PROXY STATEMENT

     THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD SUPPORT A PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST STATE BANCORPORATION (THE "COMPANY") FOR USE AT THE JUNE 5, 1998 ANNUAL MEETING OF SHAREHOLDERS AND AT ANY ADJOURNMENT OF THAT MEETING. This proxy statement and form of proxy will be sent by mail to shareholders beginning approximately April 30, 1998.

     The proxy card, when properly signed, dated and returned to the Company, will be voted by the proxies at the annual meeting as directed. Proxy cards returned without direction about business to be transacted at the meeting will be voted in favor of (i) the nominees for director proposed by management, (ii) approval of an amendment to the First State Bancorporation 1993 Stock Option Plan to increase the number of shares available for grant from 225,000 to 400,000, and (iii) ratification of the appointment of KPMG Peat Marwick LLP as independent public accountants for the year ending December 31, 1998. The holders of the proxies will use their judgement regarding other matters that properly come before the annual meeting. The Company is not aware of any matters, other than those discussed in this proxy statement, that will be presented at the annual meeting.

     The Company can conduct business at the annual meeting only if holders of a majority of the total outstanding shares of Common Stock entitled to vote are present, either in person or by proxy. Assuming a quorum has been reached, the affirmative vote of the majority of the shares represented is necessary to elect directors and ratify the appointment of auditors. A majority of the total outstanding shares of Common Stock is necessary to approve the proposed amendment to the First State Bancorporation 1993 Stock Option Plan.

     Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to vote "for", "against" or "abstain" on one or more of the proposals, or to withhold authority to vote for one or more of the Company's nominees for director.

     Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached. Broker-dealer "non-votes" will also be counted for quorum purposes.

                             REVOCABILITY OF PROXY

     Any shareholder giving a proxy may revoke it at any time prior to the meeting either through submission of a later-dated proxy or by providing notice of revocation to the Secretary of the Company at the address set forth above. Shareholders may vote all their eligible shares if they are personally present at the meeting. When a shareholder votes at the meeting, his or her vote will revoke any proxy previously granted by the shareholder.

                       EXPENSE AND MANNER OF SOLICITATION

     In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegram by directors and officers of the Company who will not receive compensation for their soliciting activities. Brokers and other nominees will solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Company has retained Corporate Investor Communications, Inc., to assist in soliciting proxies from brokers, bank nominees and other institutional holders for a fee estimated at $5,000; plus expenses. The Company will bear all of the costs of the solicitation.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     All of the Common Stock represented by valid proxies received from shareholders will be voted for the nominees for directors named below, unless authority to do so is withheld. Each nominee for director has consented to his nomination and to serve if elected. If any nominee is unable to serve, the proxy will be voted to elect any other person for the office of director whom the Board of Directors recommends in the place of that nominee.

     Three directors are to be elected to serve until the 2001 Annual Meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     As of April 24, 1998, the record date, __________ shares of the Company's Common Stock were outstanding and entitled to vote at the annual meeting. Holders of shares of Common Stock may cast one vote for each share on each matter of business properly brought before the meeting. Only shareholders of record at the close of business on April 24, 1998 may vote. Shareholders are not allowed to cumulate votes in the election of directors.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April __, 1998, by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such owners, the Company believes that the stockholders listed below have sole investment and voting power with respect to their shares. Unless otherwise indicated, the address of such person is the Company's address, 7900 Jefferson NE, Albuquerque, New Mexico 87109.

                                        NUMBER OF SHARES   PERCENTAGE OF SHARES
NAME                                    OWNED (1)          OWNED
-------------------------------------------------------------------------------
Financial Stocks, Inc.
507 Carew Tower
441 Vine Street
Cincinnati, Ohio 45202                        174,134                   6.73%

John Hancock Advisors, Inc.
101 Humington Avenue
Boston, MA  02199                             190,125                   7.35%

First Union Corporation
One First Union Center
Charlottee, NC 28288-0137                     144,261                   5.58%

Michael R. Stanford                           100,522 (2)               3.79%

H. Patrick Dee                                 59,801 (3)               2.26%

Eloy A. Jeantete                                1,000                     *

Leonard J. DeLayo, Jr.                         86,893 (4)               3.34%

Bradford M. Johnson                           164,008                   6.34%

Douglas M. Smith, MD                           23,750                     *

Herman N. Wisenteiner                           9,562                     *

Marshall G. Martin                                350                     *

Kevin L. Reid                                      --                     --

All executive officers and directors
 as a group (12 persons)                      494,314                  17.97%

--------------------------------------

 * Less than 1%

(1) Includes shares of Common Stock issuable on conversion of 7.5% Convertible Debentures.
(2) Includes 6,612 shares that are subject to an option exercisable at $5.01 per share, 62,500 shares that are subject to an option which is exercisable at $8.40 per share, and 4,000 shares that are subject to an option exercisable at $17.25 per share.
(3) Includes 43,750 shares that are subject to an option which is exercisable at $8.40 per share, and 2,000 shares that are subject to an option exercisable at $17.25 per share.
(4) Includes 12,500 shares that are subject to an option which is exercisable at $8.40 per share.

                       DIRECTORS AND EXECUTIVE OFFICERS

     Certain biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

Name                      Age             Position with Company
--------------------------------------------------------------------------
H. Patrick Dee             43  Executive Vice President, Chief Operating
                               Officer, Secretary, Treasurer and Director

Leonard J. DeLayo, Jr.     49  Director

Bradford M. Johnson        47  Director
--------------------------------------------------------------------------


 THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS
                             VOTE FOR THE NOMINEES
                                  ---
                          FOR THE BOARD OF DIRECTORS.

     There are no family relationships among any of the directors, officers or key employees of the Company. The current authorized number of directors of the Company is ten. The directors nominated herein will serve until the 2001 annual meeting.

                 NOMINEES FOR ELECTION AT 1998 ANNUAL MEETING

     H. Patrick Dee has been a Director of the Company since 1991 and presently serves as Executive Vice President, Chief Operating Officer, and Secretary/Treasurer of the Company, and Executive Vice President and Chief Operating Officer of First State Bank, a position he has held since December 1991. Prior to joining the Company, Mr. Dee spent four years with New Mexico Banquest Corporation and, after its acquisition by Livingston & Co. Southwest L.P. in 1988, with National Bank of Albuquerque. In 1989, Mr. Dee became Senior Vice President and Chief Financial Officer of Livingston & Co. Southwest, L.P. Mr. Dee is a certified public accountant.

     Leonard J. DeLayo, Jr., a Director of the Company since November 1993, served as a director of First State Bank from 1988 to January 1992. Mr. DeLayo has been engaged in a general corporate and commercial law practice in New Mexico since 1974 and is the President and sole shareholder of Leonard J. DeLayo, Jr., P.C., which currently provides legal services to the Company and the Bank as outside counsel. Mr. DeLayo is President of the Albuquerque Board of Education. See "Certain Business Relationships--Legal Services."

     Bradford M. Johnson, a Director of the Company since November 1993, is President of Heron Hill Corporation, a private company engaged in investments and financial consulting. From 1991 to November 1993, Mr. Johnson was a partner and Director of Research of Sterne, Agee & Leach, Inc., an investment banking firm in Atlanta, Georgia. Mr. Johnson studied at the University of Paris-Sorbonne from 1987 to 1991.

     Certain biographical information, including principal occupation and business during the last five years of the current directors serving until the 1999 and 2000 Annual Meetings is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years.

              CURRENT DIRECTORS SERVING UNTIL 1999 ANNUAL MEETING

Name                     Age  Position with Company
--------------------------------------------------------------------------------

Douglas M. Smith, MD      64  Director

Herman N. Wisenteiner     67  Director

Kevin L. Reid             37  Director
--------------------------------------------------------------------------------

     Douglas M. Smith, MD, a Director of the Company since November 1993, is a Board Certified radiologist and the owner/general partner of The Historic Taos Inn, Taos, New Mexico. Dr. Smith is the co-founder and former President of Palm Beach Imaging, Inc., West Palm Beach, Florida, and a former member of the Board of Directors of the PIE Medical Insurance Co., a physician-owned medical malpractice insurance company headquartered in Cleveland, Ohio.

     Herman N. Wisenteiner, a Director of the Company since November 1993, is President and Chief Executive Officer of Horn Distributing Company, a real estate holding company which he founded in 1971 in Santa Fe, New Mexico. In addition to his many civic activities in northern New Mexico, from 1984 to 1993 Mr. Wisenteiner was also Chairman and Chief Executive Officer of CLX Exploration Inc., a publicly traded oil and natural gas exploration and production company headquartered in Denver, Colorado and served as a Director of First Interstate Bank, Santa Fe, New Mexico from 1980 to 1993. See "Certain Business Relationships--Santa Fe Branch Location."

     Kevin L. Reid, was appointed by the Board of Directors to fill a vacancy created by the resignation of Manuel Lujan, Jr. Mr. Reid will complete the term created by that resignation which runs until the 1999 annual meeting. Mr. Reid is President and Owner of Reid & Associates, a design / build construction company, a position he has held since 1997, when he assumed the presidency of Reid & Elliott and changed the name of the Company to Reid & Associates. Mr. Reid co-founded Reid and Elliott in 1991.

            CURRENT DIRECTORS SERVING UNTIL THE 2000 ANNUAL MEETING

Name                   Age               Position with Company
--------------------------------------------------------------------------------

Eloy A. Jeantete        70  Chairman of the Board and Director

Michael R. Stanford     45  President, Chief Executive Officer and Director

Marshall G. Martin      59  Director
--------------------------------------------------------------------------------

     Eloy A. Jeantete, a Director of the Company since August 1993 and Chairman of the Board since January 1994, joined the Bank 50 years ago as a bookkeeper and has spent his entire working career with the Company's wholly owned subsidary First State Bank (the "Bank") rising to his present position of Chairman of the Board of the Company. As a lifetime resident of Taos, NM, Mr. Jeantete has accumulated a long list of civic achievements and community involvement, culminating with his election in 1990 as Mayor of Taos, New Mexico, a position he held until March 1994.

     Michael R. Stanford, a Director of the Company since its organization in 1988, is President and Chief Executive Officer of the Company and First State Bank. Mr. Stanford's entire career has been in the banking industry. Prior to joining the Bank in 1987, Mr. Stanford spent five years with New Mexico Banquest Corporation as Senior Vice President in charge of loan administration. Mr. Stanford is a past director of the New Mexico Bankers Association. In addition, Mr. Stanford is involved in a variety of civic organizations.

     Marshall G. Martin, a Director of the Company since June 1997, is a senior partner with the law firm of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., a position he has held since June 1997, and prior to January of 1997. For the period from January 1997 through June 1997 Mr. Martin was Vice President-General Counsel of Solv-Ex Corporation (on August 1, 1997, Solv-Ex Corporation filed a Chapter 11 petition in bankruptcy). Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., is the Company's corporate counsel. See "Certain Business Relationships --Legal Services." Mr. Martin is involved in a variety of civic organizations.

            INFORMATION WITH RESPECT TO STANDING COMMITTEES OF THE
                        BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors held four meetings during the year ended December 31, 1997. Each incumbent director attended 75% or more of the meetings of the board of directors and committees on which he served.

     The Board of Directors has an executive committee, an audit committee and a compensation committee. The Board of Directors does not have a standing nominating committee. Nominations to the Board are determined by the entire Board.

     The executive committee members are Eloy A. Jeantete, Michael R. Stanford, Bradford M. Johnson, and Douglas M. Smith. The executive committee held one meeting during 1997. The executive committee meets periodically to explore and consider issues in advance of the meetings of the entire Board of Directors and makes recommendations to the Board of Directors concerning such issues.

     The audit committee members are Douglas M. Smith and Bradford M. Johnson. The audit committee held four quarterly meetings during the year ended December 31, 1997. The audit committee reviews with the independent and internal auditors of the Company their respective audit and review programs, procedures, the scope and results of their examinations, and their fees and related costs. Additionally, the audit committee reviews the financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the Board of Directors relating to the independent auditors and to their engagement or discharge.

     The compensation committee members are Leonard J. DeLayo, Jr. and Herman N. Wisenteiner. The committee held four meetings during the year ended December 31, 1997. The purpose of the compensation committee is to determine the compensation and benefits for executive officers of the Company.

                        CERTAIN BUSINESS RELATIONSHIPS

CREDIT TRANSACTIONS

     The executive officers, directors, and principal stockholders of the Company and the Bank, and members of their immediate families and businesses in which these individuals hold controlling interests, are customers of the Bank and it is anticipated that such parties will continue to be customers of the Bank in the future. Credit transactions with these parties are subject to review by the Bank's Board of Directors. All outstanding loans and extensions of credit by the Bank to these parties were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1997, the aggregate balance of the Bank's loans and advances under existing lines of credit to these parties was $1,180,868, or 0.41% of the Bank's total loans. All payments of principal and interest on these loans are current. These loans represented 4.26% of the Company's equity as of December 31, 1997.

LEGAL SERVICES

     Mr. DeLayo was a director of First State Bank from 1988 through January 1992, was a director of the First State Bank of Santa Fe from March 1993 to June 1994 and was appointed as a director of the Company in November 1993. Mr. DeLayo acts as general counsel to the Company and the Bank. Mr. DeLayo and his firm, Leonard J. DeLayo, P.C., are involved in representing the Company in numerous collection matters. The Company paid Mr. DeLayo's firm approximately $205,000, $146,000, and $187,000 for its services in 1997, 1996 and 1995.

Marshall G. Martin was elected to the Board as a director in June 1997. Mr Martin is a partner in the firm of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., which serves as the Company's corporate counsel. The Company paid Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P., approximately $85,000 for its services in 1997.

SANTA FE BRANCH LOCATION

     The Downtown Santa Fe location was constructed on land owned by Herman Wisenteiner, a Director of the Company. The Company is leasing the site from Mr. Wisenteiner for an initial term of 15 years. Lease payments made to Mr. Wisenteiner were $61,800 for 1997 and $60,000 in 1996, respectively. In the opinion of management, the lease is on terms similar to other third-party commercial transactions in the ordinary course of business.

                           COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is paid an annual fee of $3,000 and a per meeting fee of $500 and is reimbursed for expenses incurred in attending meetings of the Board of Directors and the committee meetings of the Board of Directors.

                            EXECUTIVE COMPENSATION

     The following tables set forth the compensation paid by the Company to the two executive officers of the Company and one officer of the bank subsidiary who received in excess of $100,000 in cash compensation.


                                                                                    Long Term Compensation
                                                      Annual Compensation           ----------------------
  Name and                                    ------------------------------------          Stock
  Principal Position                 Year     Salary ($)   Bonus ($)  Other ($)(1)    Options Granted (#)
----------------------------------------------------------------------------------------------------------
Michael R. Stanford                  1997      $220,833          --      $50,405            20,000
  President and Chief                1996      $183,333    $ 24,000      $41,621                 0
  Executive Officer                  1995      $175,000    $ 45,000      $42,636                 0
H. Patrick Dee                       1997      $154,583          --      $46,097            10,000
  Secretary and                      1996      $130,000    $ 16,000      $42,836                 0
  Treasurer                          1995      $116,250    $ 30,000      $39,369                 0
W. Gary Millhollon
  Senior Vice President
  Bank Subsidiary                    1997      $ 70,000    $126,874      $ 8,100                 0
  Leasing division                   1996      $ 60,000    $ 47,405      $ 6,000                 0
--------------------------------

(1) Represents insurance premiums paid by the Company on behalf of the employee, amounts contributed by the Company to the employee's Section 401(k) plan, auto allowance, and dues.

                  Aggregated Option Exercises in Fiscal Year
                  ------------------------------------------
                       and Fiscal Year-End Options Value
                       ---------------------------------

                                                       Number of
                                                  Unexercised OptionS    Value of In-the-Money
                         Shares        Value        at 12/31/97 (#)       Options at 12/31/97
                       Acquired on    Realized      Exercisable /        ($) (1) Exercisable /
  Name                 Exercise (#)     ($)         Unexercisable           Unexercisable
---------------------------------------------------------------------------------------------
Michael R. Stanford       43,500       $470,253          73,112                 $935,643
                                                         16,000                 $ 66,000
H. Patrick Dee                --             --          45,750                 $575,906
                                                          8,000                 $ 33,000
---------------------

(1)The closing price of the Company's Common Stock on December 31, 1997, was $21.375 per share.

                              Option Grants in Last Fiscal Year
                                      Individual Grants
---------------------------------------------------------------------------------------------
                        Number of
                       securities     Percent of
                       underlying   total options    Exercise
                        options       granted to      or base
                        granted      employees in     price    Expiration    Grant Date
        Name             (#)(1)      fiscal year     ($/Sh)      date      Present Value (2)
---------------------  ----------   -------------    --------  ----------  -----------------
Michael R. Stanford      20,000         17.48%        $17.25    7/25/2007      149,200

H. Patrick Dee           10,000          8.74%        $17.25    7/25/2007       74,600
---------------------

(1) The closing market price for the Company's Common Stock on July 25, 1997, the date the Board granted the stock options, approximately 80% of which are subject to stockholder ratification, was $17.25 per share. Since that date, the market price of the Company's Common Stock underlying the options has increased. On April __, 1998, the closing price for the Company's Common Stock was $_______.

(2) Options were valued using the Black-Scholes option pricing model, which generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of the Company's Common Stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions, and continued service with the Corporation. The grant date present value has not been adjusted for the impact of income tax to the option holder. There can be no assurance that the values reflected in this table or any other value will be achieved. In addition to the stock value at the date of grant and the exercise price, the following assumptions were used to calculate the values reflected in the table: dividend yield of 0.98%, expected volatility of 40.23%, risk free interest rate of 5.50%, and the expected life of 5 years.

EXECUTIVE INSURANCE

     The Bank has key-person insurance policies on each of Messrs. Stanford and Dee. Under these policies, the Bank is named as beneficiary of $695,662 of term life insurance on Mr. Stanford and $428,545 of term life insurance on Mr. Dee (the "Term Life Policies"). In addition, the Bank also pays the premiums on $804,338 of additional whole life insurance for Mr. Stanford and $771,455 for Mr. Dee under which each of these individuals is able to name the beneficiary (the "Whole Life Policies"). Under the provisions of the Term Life Policies the amount of term insurance under each policy is gradually decreased over a period of 10 years. However, the Bank's premium payments are kept level during the entire 10 year period with the excess premiums from the Term Life Policies being applied to the Whole Life Policies. As a result of the increasing portion of the premiums which are allocated to the Whole Life Policies, at the end of the 10 year period the Whole Life Policies are fully paid. Upon termination of employment, the Whole Life Policies would be transferable to Messrs. Stanford or Dee, as the case may be, who could elect to continue making the premium payment if such termination occurred prior to the tenth year of the policy. The annual premium which will be paid for the Whole Life Policies will constitute compensation to such individuals.

STOCK OPTION AGREEMENT

     Under the terms of a stock option agreement, Michael R. Stanford can exercise an option to purchase 6,612 shares of Common Stock at a price of $5.01 per share. As originally granted, the option allowed Mr. Stanford to purchase up to 10% of the common stock of New Mexico Bank Corporation ("NMBC"), the parent holding company of National Bank of Albuquerque, at the book value of the NMBC common stock as of November 19, 1990. In December 1991, the option was converted to an option to purchase the Company's Common Stock when NMBC was merged into the Company. The option may be exercised at any time by Mr. Stanford and will expire on October 12, 2003.

EXECUTIVE INCOME PROTECTION PLAN

     The Company has an Executive Income Protection Plan (the "Plan") with the following participants: Patrick G. Cahalan, H. Patrick Dee, Brian C. Reinhardt, and Michael R. Stanford, which provides for benefits upon a Control Change (as defined in the Plan). Following a Control Change, the Plan provides for a three-year employment term and specifies the employee's position, salary, bonus, and benefits payable during that period. If the employee (i) resigns; (ii) is discharged for any reason other than cause, death, or disability; (iii) experiences a Reduction in Position (as defined in the Plan) within a three-year period beginning on the date of the Control Change, then the employee shall have income protection benefits consisting of (a) a compensation benefit, payable in a single sum, equal to three times his Compensation (as defined in the Plan) in the case of Messrs. Dee and Stanford and two times his Compensation in the case of Messrs. Cahalan and Reinhardt; (b) the same level of fringe benefits as existed on the date of the Control Change for a period ending three years after the Control Change including, without limitation, any plan or arrangement to receive and exercise stock options and/or stock appreciation rights, restricted stock or grants thereof in which the employee is participating on the date of the Control Change (or plans or arrangements providing him with substantially similar benefits); (c) an amount equal to the employee's non-vested accrued benefit in the Company's retirement plans, determined as of the last valuation date under such plans, if the employee is not fully vested under the terms of such plans; (d) up to a maximum of 30 percent of his Compensation for out-placement services for the employee; and (e) a lump sum payment at the same time as the compensation payment described in (a) above, if the Company has purchased a split-dollar life insurance policy on the life of an employee.

"Control Change" is defined in the Plan as (i) a sale or sales (including an exchange) of shares of the Company, other than pursuant to a public offering, at one or more times by the Company, a stockholder or stockholders of the Company, or by any combination of the foregoing, which in the aggregate results in the beneficial ownership of more than 50% of the combined voting power of the Company's outstanding securities after the sale or sales by one or more stockholders who were not stockholders of the Company on April 19, 1996 (the effective date of the Plan), and who were not controlled after the sale or sales, directly or indirectly, by one or more of the stockholders of the Company on April 19, 1996; (ii) a sale or sales by the Company of all or substantially all of its assets to one or more persons or entities who were not stockholders of the Company on April 19, 1996, and who are not controlled after the sale or sales, directly or indirectly, by one or more of such stockholders; or (iii) a merger or other combination in which the Company is either the surviving or disappearing corporation, which results in the beneficial ownership of more than 50% of the combined voting power of the outstanding securities of the surviving corporation by one or more persons or entities which were not stockholders of the Company on April 19, 1996, and which are not controlled after such merger or other combination, directly or indirectly, by one or more of such stockholders; (iv) the approval by the stockholders of the Company of any plan or proposal to liquidate or dissolve the Company; or (v) during any period of two consecutive years, individuals who at the beginning of the period constitute the entire Board of Directors of the Company cease for any reason to constitute a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     "Compensation" means the sum of; (i) the employee's average taxable compensation from the Company; (ii) the employee's average elective salary reduction contributions to plans under Internal Revenue Code (the "Code") Sections 401(k) and/or 125; and (iii) the product of the average percentage of covered payroll contributed by the Company to the Company's 401(k) profit sharing plan multiplied by the sum of (i) and (ii) in each case for the five calendar years preceding the Control Change.

     "Reduction in Position" shall occur if an employee (i) is removed as an officer or director; (ii) experiences a significant decrease in managerial or supervisory authority; (iii) experiences a reduction in salary or bonus; (iv) is required by the Company to relocate to an office more than 50 miles from his location before the Control Change; (v) is reduced in the rate of his awards under any stock option plan in effect before the Control Change; (vi) experiences a material adverse change in his terms and conditions of employment.

     The Plan provides that the employees will be entitled to a gross-up payment if it is determined that any payment would be subject to the excise tax imposed by Section 4999 of the Code. The Plan also provides for the Company to pay the employee's legal fees incurred in any contest relating to the Plan and certain other indemnifications to the extent permitted under applicable New Mexico or federal law and under the Company's Bylaws and Articles of Incorporation.

     The aggregate cost to the Company of the requirements for payments to employees covered under the Plan (including the cost of early vesting under employee plans) would not exceed $2.5 million.

SECTION 401(k) PLAN

     In 1991 the Company adopted a tax-qualified profit sharing 401(k) plan (the "Saving Plan") covering all employees who have attained 21 years of age and have completed one year of service with the Company. Each participant in the Saving Plan may reduce his or her salary by as much as the lesser of 20% of his or her compensation or $9,500, in 1997. The dollar limit is adjusted each year for inflation. The Company is required to make matching contributions of up to 50% of the first 6% of a participant's deferred compensation up to a maximum of 3%. The Company may, but is not required to, contribute additional amounts to the Saving Plan. Any such additional amounts are allocated to the accounts of participants who were active participants on the last day of the plan year or who retired or died or were disabled during the plan year. The allocation is in proportion to the eligible participants' compensation. During 1997, 1996, and 1995, First State Bank made contributions to the Saving Plan of $125,000, $106,000, and $70,000, respectively.

     All contributions by a participant are 100% vested and nonforfeitable at all times. The Company's contributions become 100% vested after three years of service with the Company. A participant may direct the investment of his or her account pursuant to the investment options offered by the trustee of the Saving Plan. Distribution of a participant's account under the Saving Plan normally occurs upon the participant's retirement or the participant's termination of employment with the Company.

STOCK OPTION PLAN

     Effective October 5, 1993, the Company adopted the First State Bancorporation 1993 Stock Option Plan (the "Stock Option Plan"), which provides for the granting of options to purchase up to 225,000 shares of the Company's common stock. Exercise dates and prices for the options are set by a committee of the Board of Directors. The Stock Option Plan also provides that options other than those qualifying as incentive stock options may be granted. On July 25, 1997, the Board of Directors approved increasing the number of options available for grant by 175,000. This action must be approved by a vote of the common stockholders, by amending the Stock Option Plan--See "Proposal 2," before grant of those options becomes effective. On July 25, 1997, the Board of Directors granted 113,400 options at a price of $17.25 per share; 78,515 of these options are subject to stockholder approval of the increase in number of options available for grant. Vesting of these options is 20 percent at the date of grant and 20 percent per year thereafter until fully vested.

     The Stock Option Plan is administered by a committee composed of disinterested members of the Board of Directors (the "Committee"). Subject to the terms of the Stock Option Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options, and the term of each option (not to exceed ten years).

     Under the Stock Option Plan, the Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options which are not qualified as incentive stock options ("nonqualified stock options"). Incentive stock options must be granted at an exercise price equal to or greater than the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options granted under the Stock Option Plan will be determined by the Committee on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options may not exceed five years.

     The Stock Option Plan provides that the total number of shares covered by the plan, the number of shares covered by each option, and the exercise price per share may be proportionately adjusted by the Board of Directors or the Committee in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by the Company.

     Upon a change in control of the Company, stock options outstanding under the Stock Option Plan immediately become fully vested and exercisable. Also, in the event of a merger or consolidation in which the Company is not the surviving corporation, the sale of all or substantially all of the Company's assets, certain reorganizations or the liquidation of the Company, each option granted under the Stock Option Plan may, at the election of the holder, become immediately exercisable.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities and certain other affiliated persons to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no other forms were required, the Company believes that during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                                  PROPOSAL 2

                         PROPOSAL TO APPROVE AMENDMENT
                                    TO THE
                            1993 STOCK OPTION PLAN

     On October 5, 1993, the shareholders of the Company adopted the First State Bancorporation 1993 Stock Option Plan (the "Plan"). The Board of Directors amended the Plan on July 25, 1997, to increase the number of shares available for grant from 225, 000 to 400,000, and to provide that an option granted under the Plan may be assigned or transferred. The purposes of the Plan are to give those who are selected for participation in the Plan added incentives to continue in the long-term service of the Company and to create in them a more direct interest in the future success of the operations of the Company by relating incentive compensation to increase in stockholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company's shareholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain, and motivate the most qualified employees and consultants. The amendment is subject to approval by the shareholders of the Company at the 1998 Annual Meeting of Shareholders.

     The Plan provides for the grant of incentive stock options and non-qualified stock options to employees of the Company. "Incentive stock options" are options that meet the requirements of Section 422 of the Code, and "non-qualified stock options" are options which do not meet the requirements of
Section 422. The Plan, as amended, increases the number of shares subject to the Plan to 400,000 shares. As of March 31, 1998, an aggregate of 3,800 shares has been issued under the Plan, 309,353 shares were subject to outstanding stock options, 78,515 of which were subject to shareholder approval of this Proposal. As of March 31, 1998, the Company has approximately 200 employees eligible to participate in the Plan. The closing price of the Company's Common Stock as reported by the NASDAQ National Market System for April _____, 1998, was $________.

     The Plan, provides the option agreement may permit that the right or interest of any holder in an option granted pursuant to the Plan may be assigned or transferred during the option period. The Committee may include in the option agreement any restrictions on assignments and transfers or subsequent assignments and transfers as the Committee deems necessary and appropriate. Any transferee option holder of a right or interest in an option must agree in writing to the terms and conditions of the underlying option agreement, or the transfer is null and void. In the event of a holder's death, a holder's rights and interests in options shall be transferable by will or pursuant to the laws of descent and distribution. Each option granted under the Plan shall be exercisable only by the holder or, in the event of disability or incapacity, by the holder's guardian or legal representative.

     The Plan is administered by a committee of the Board of Directors comprised of disinterested directors (the "Committee"). The Plan gives broad powers to the Committee to administer and interpret the Plan, including the authority to select the persons to be granted options, to determine the number of shares subject to each option, and to prescribe the particular form and conditions of each option granted. The Plan requires that the option price of incentive stock options granted under the Plan shall be not less than 100 percent of the fair market value of the Company's Common Stock as of the date the option is granted, and the terms of an incentive stock option may not exceed ten years. The exercise price of any incentive stock option granted to an employee who owns Common Stock representing more than 10 percent of the voting rights of the Company's outstanding capital stock on the date of grant must be equal to at least 110 percent of the fair market value on the date of grant. The Plan provides that non-qualified stock options shall have an option price not less than 100 percent of the fair market value of the Company's Common Stock on the date of grant unless otherwise determined by the Committee. All options granted under the Plan are subject to various other conditions and restrictions. Shares subject to canceled options are available for options granted in the future under the Plan.

     Under the Code, there is no taxable income to an employee when an Incentive Stock Option is granted or when it is exercised. The excess, however, of the fair market value of the underlying shares on the date of exercise over the option exercise price will be an item of tax preference and, accordingly, must be taken into account in determining whether an employee is subject to the alternative minimum tax for the year of exercise. If the employee does not dispose of the shares within the later of two years from the date of option grant or one year from the date of exercise, any gain realized upon the disposition will be taxable as capital gain. However, if the employee does not satisfy the applicable holding periods, the excess of the fair market value of the shares on the date of exercise over the option exercise price (but not exceeding the amount by which the sale price of the shares exceeds the option exercise price) will be taxable as ordinary income for the year in which the shares are sold. Upon the exercise of a non-qualified stock option, the excess of the fair market value of the underlying shares on the date of exercise over the option exercise price for the shares will be taxable to the optionee as ordinary income. The Company will be entitled to a corresponding tax deduction for any amounts which are taxable to an optionee as ordinary income.

     In the event of an increase or decrease in the number of shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a share dividend or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, the number of shares of Common Stock covered by each outstanding option and the price per share thereof shall be equitably adjusted by the Committee to reflect the change.

     Upon the occurrence of any of the following events, if the required notice has been given, any options granted under the Plan shall automatically terminate on: (a) the merger or consolidation of the Company (but only if the Company is not the surviving corporation or if the Company becomes a subsidiary of another corporation) or the acquisition of its assets or stock pursuant to a non-taxable reorganization, unless the surviving or acquiring corporation assumes the outstanding options or substitutes new options for them in a manner consistent with the regulations promulgated under Section 424 of the Code as if the options were incentive stock options; (b) the dissolution or liquidation of the Company; (c) the appointment of a receiver for all, or substantially all, of the Company's assets or business; (d) the appointment of a trustee for the Company after a petition has been filed for the Company's reorganization under applicable statutes; or (e) the sale, lease, or exchange of all, or substantially all, of the Company's assets and business. At least 30 days' prior written notice of any event described above shall be given by the Company to each Holder, except the transactions described in clauses (c) or (d), as to which no notice shall be required. Holders notified in accordance with the Plan may exercise their options at any time before the event requiring the giving of notice (but subject to its occurrence), regardless of whether all conditions of exercise relating to length of service have been satisfied.

          If a Change in Control (as defined below) occurs, all options shall become exercisable in full, regardless of whether all conditions of exercise relating to length of service have been satisfied. A "Change in Control" is deemed to have occurred if (a) a person (as that term is used in Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of the Company having 25 percent or more of the total number of votes that may be cast for the election of directors of the Company without the prior approval of at least two-thirds of the members of the Board unaffiliated with that person; or (b) persons who constitute the directors of the Company at the beginning of a 24-month period cease to constitute at least two-thirds of all directors at any time during the period, unless the election of any new or replacement directors was approved by a vote of at least a majority of the members of the Board in office immediately before the period and of the new and replacement directors so approved; (c) the adoption of any plan or proposal to liquidate or dissolve the Company; or (d) any merger or consolidation of the Company unless thereafter (i) directors of the Company immediately prior thereto continue to constitute at least two-thirds of the directors of the surviving entity or transferee, or (ii) the Company's securities continue to represent or are converted into securities that represent more than 80 percent of the combined voting power of the surviving entity or transferee. Notwithstanding anything to the contrary in the Plan, no option will become exercisable because of a Change in Control if the holder of that option or any group of which that holder is a member is the person whose acquisition constituted the Change in Control.

                               NEW PLAN BENEFITS


                                                      FIRST STATE BANCORPORATION
                                                        1993 STOCK OPTION PLAN
             NAME AND POSITION                            NUMBER OF UNITS (1)

        Michael R. Stanford
             President and Chief Executive Officer               16,000
        H. Patrick Dee
             Executive Vice President,
             Secretary and Treasurer                              8,000
        Executive Officers                                       14,000
        Executive officers of Bank subsidiary                    42,720
        Non-executive officers of bank subsidiary                 4,000
                                                                 ------
             Total                                               84,720
                                                                 ======

        (1) Granted on July 25, 1997, at an option price of $17.25 per share of the Company's Common Stock, subject to shareholder approval of the amendment to the Plan. The closing price of the Common Stock as reported by the NASDAQ National Market System for April ___, 1998, was $____.

        Approval of the amendment requires the affirmative vote of the holders of a majority of the total outstanding shares of Common Stock.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR
                                                                        ---
           APPROVAL OF THE AMENDMENT TO THE 1993 STOCK OPTION PLAN.

                                   PROPOSAL 3

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP was the Company's independent public accounting firm for 1997 and has been approved by the Directors to continue in that capacity in 1998.

     A proposal to ratify the appointment of KPMG Peat Marwick LLP will be presented to the shareholders at the annual meeting. Representatives of KPMG Peat Marwick LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

                        THE COMPANY'S BOARD OF DIRECTORS
                  UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS
                VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
                     ---
                                 KPMG PEAT MARWICK LLP

                             SHAREHOLDER PROPOSALS

     Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission and the Company's Bylaws. Should a shareholder wish to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the Securities and Exchange Commission it must be received by the Secretary of the Company (at P.O. Box 3686, Albuquerque, New Mexico, 87190) on or before December 15, 1998.

                         COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative shareholder return on the Company's Common Stock since November 3, 1993, when the Common Stock began public trading, with the cumulative total return on the Nasdaq Total US Index and the SNL (less than) $500M Bank Index. The table below compares the cumulative total return of the Common Stock as of December 31, 1993, 1994, 1995, 1996, and 1997, assuming a $100 investment on November 3, 1993, and assuming reinvestment of all dividends. This data was furnished by SNL Securities LC.

                            [GRAPH TO BE INSERTED]


                                                      PERIOD ENDING
                                ---------------------------------------------------------
INDEX                           11/3/93  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
-----------------------------------------------------------------------------------------
First State Bancorporation       100.00    109.09    109.75    140.48    176.51    254.77
NASDAQ - Total US                100.00    100.63     98.37    139.12    171.11    209.97
SNL (less than)$500M Bank Index  100.00    100.58    108.17    147.98    190.47    324.69

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This is a report of the Compensation Committee of the Board of Directors (the "Committee"), which is composed of the following Board members, Leonard J. DeLayo, Jr., and Herman N. Wisenteiner, both of whom are nonemployee Directors. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under either such Act.

     In designing executive compensation, the Committee has adopted the policy that the Company's executives should be paid fairly for the positions they hold in view of the nature and size of the business which the Company operates. The compensation level of the executives of the Company recognizes contributions towards the Company's performance by the executives and is designed to attract and retain competent executives who share the objectives of the Company and its stockholders. The goal of the Committee is to ensure that the Company employs qualified, experienced executive officers whose financial interest is aligned with that of the stockholders. The Committee considers general industry practice, tax effects and other factors in structuring executive compensation awards. Base salaries for each of the executive officers of the Company are determined by taking into consideration performance, length of tenure with the Company, compensation by industry for comparable positions, and career achievements.

     Michael R. Stanford, President and C.E.O., and H. Patrick Dee, Executive Vice President and C.O.O., receive bonus compensation based on a formula monitored by the Compensation Committee. The bonus formula awards compensation as a percentage of base salary for the Company's actual performance relative to its annual budget for earnings before income taxes, asset growth, and efficiency ratio, and based upon certain levels of return on average equity.

     The Company believes that its executives should have a vested interest in the performance of the Common Stock and, therefore, stock options are used as an integral part of creating incentives for executives. Option grants are dependent upon individual performance, level of responsibility, and other relevant factors. Options are used in order to align the benefits received by the executive officers with the appreciation realized by stockholders.

     Since going public in November 1993, the Company has experienced significant growth in its interest earning assets, deposits, and net income. The Committee believes that Mr. Stanford's performance as C.E.O. continues to be important to the Company's success. His ongoing leadership is needed to achieve meaningful financial results. His efforts encompass the strategic direction for the Company's vision as well as direct involvement in driving the Company's assets and income growth. The Committee believes Mr. Stanford's 1997 compensation was consistent with the overall executive officer compensation structure.

     All recommendations of the Committee have been and are subject to review and approval of the Board of Directors.

FIRST STATE BANCORPORATION COMPENSATION COMMITTEE

Leonard J. DeLayo, Jr.                                  Herman N. Wisenteiner

                                 OTHER BUSINESS

     All items of business to be brought before the meeting are set forth in this proxy statement. Management knows of no other business to be presented. If other matters of business not presently known to management are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

                              By order of the Board of Directors
                              FIRST STATE BANCORPORATION

                                    _____________________________
                                    Michael R. Stanford
                                    President
NOTE:
     Shareholders are requested to sign, date and promptly return the enclosed proxy card, using the enclosed envelope.

                          FIRST STATE BANCORPORATION
                               7900 JEFFERSON NE
                         ALBUQUERQUE, NEW MEXICO 87109

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints H. Patrick Dee and Michael R. Stanford as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of First State Bancorporation held of record by the undersigned on April 24, 1998, at the annual meeting of shareholders to be held on June 5, 1998 or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2 AND 3.
Item 1 - ELECTION OF DIRECTORS
         [ ] FOR all nominees       [ ] WITHHOLD AUTHORITY for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.
     H. Patrick Dee, Leonard J. DeLayo, Jr., Bradford M. Johnson

Item 2 - PROPOSAL TO APPROVE AN AMENDMENT TO THE FIRST STATE BANCORPORATION 1993 STOCK OPTION PLAN (THE "PLAN") to increase the number of shares available for grant from 225,000 to 400,000.
   [ ] For        [ ] Against     [ ] Abstain

Item 3 - PROPOSAL TO RATIFY THE SELECTION OF KPMG Peat Marwick LLP as the independent public accountants of the Company.
   [ ] For        [ ] Against     [ ] Abstain

Item 4 - In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all nominees" in Item 1 and "FOR" Item 2 and 3.


         PLEASE DATE AND SIGN AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
                -------------

                    Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.

                    ______________________________________
                    Date

                    ______________________________________
                    Signature

                    ______________________________________
                    Signature if held jointly

                    Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.